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                                                                     Exhibit 1.1

                            ARTICLES SUPPLEMENTARY
                                      TO
                           ARTICLES OF INCORPORATION
                                      OF
                     HILLIARD-LYONS GOVERNMENT FUND, INC.

  Pursuant to the provisions of Section 2-105(c) and 2-208.1 of the General Corporation Law of Maryland, an amendment to the Articles of Incorporation of Hilliard-Lyons Government Fund, Inc. (the "Corporation") increasing the Corporation's authorized capital has been adopted as follows:

     FIRST: Immediately prior to the amendment to the Corporation's Articles of Incorporation, Article five of the Corporations Articles of Incorporation stated that "The total number of shares of stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares of the par value of One Cent ($0.01) per share, all of which shall be of a single class called Common Stock, such shares having an aggregate par value of Five Million Dollars ($5,000,000)."

     SECOND: Immediately after the amendment of the Corporation's Articles of Incorporation, Article Five of the Corporation's Articles of Incorporation States that "The total number of shares of stock which the Corporation shall have authority to issue is Eight Hundred Million (800,000,000) shares of the par value of One Cent ($0.01) per share, all of which shall be of a single class called Common Stock, such shares having an aggregate par value of Eight Million Dollars ($8,000,000)."

     THIRD: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

     FOURTH: The Board of Directors of the Corporation approved this amendment to the Corporation's Articles of Incorporation increasing the total number of shares of capital stock that the Corporation has authority to issue in accordance with Section 2-105(c) of the General Corporation Law of Maryland.





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     IN WITNESS WHEREOF, I have signed these Articles Supplementary and have acknowledged the same to be the act of Hilliard-Lyons Government Fund, Inc. On

this 22nd day of March, 1996.

                                          /s/ Joseph C. Curry
                                          ------------------------------
                                          Joseph C. Curry, Jr. President


Witness:

/s/ Michael L. Howard
----------------------------
Michael L. Howard, Secretary


Commonwealth of Kentucky              )
                                      )     SS:

     I, a Notary Public in and for the Commonwealth and county aforesaid, do hereby certify that on this day there personally appeared before me Joseph C. Curry, Jr., being by me first duly sworn, declared that he is President of Hilliard-Lyons Government Fund, Inc., that he signed the foregoing document as President of the Corporation and that the statements contained therein are true and correct.

     IN TESTIMONY WHEREOF, witness my signature and notarial seal this 22nd day of March, 1996.

                                      /s/ Angela M. Schoen Purcell
     (Seal)                           ----------------------------
                                      Notary Public

                                                             7-9-96
                                      My commission expires:--------